Exhibit 99.2

Alsius Corporation

Condensed Balance Sheets

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2005	As of September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,309	$1,107
Accounts receivable, net	985	1,116
Inventories	1,812	2,046
Prepaid expenses	129	176

Total current assets	8,235	4,445
Property and equipment, net	255	325
Evaluation equipment, net	666	640
Other assets	336	527

Total assets	$9,492	$5,937

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$640	$1,264
Accrued liabilities	759	1,543
Current portion of promissory note	1,534	1,661
Current portion of capital lease obligations	8	22

Total current liabilities	2,941	4,490
Promissory note	2,970	7,166
Warrant and loan premium liabilities	296	3,213
Capital lease obligations	—	88

Total liabilities	6,207	14,957
Redeemable convertible preferred stock and Shareholders’ deficit	3,285	(9,020)

Total liabilities, redeemable convertible preferred stock and Shareholders’ equity	$9,492	$5,937

Alsius Corporation

Condensed Statements of Operations

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Revenue .	$760	$1,772	$2,152	$4,021

Operating expenses:
Cost of revenue	773	1,516	2,787	4,533
Research and development	885	690	2,726	2,080
Sales and marketing	1,047	1,346	3,348	4,027
General and administrative	415	638	1,118	3,443

Total operating expenses	3,120	4,190	9,979	14,083

Loss from operations	(2,360)	(2,418)	(7,827)	(10,062)
Other income (expense)
Interest income	57	13	141	72
Interest expense	(166)	(586)	(214)	(1,098)
Warrant expense	(60)	(1,585)	(112)	(1,663)

Net loss	$(2,529)	$(4,576)	$(8,012)	$(12,751)

Stock-based compensation is included in the above amounts as follows:
Cost of revenue	$0	$5	$1	$17
Research and development	6	12	14	36
Sales and marketing	36	(14)	71	103
General and administrative	33	39	65	283

	$75	$42	$151	$439

CONTACT:

Shari Annes (650) 888-0902

SA@Ithakacorp.com